Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220

Lake Shore Bancorp Net Income Up 29%
For Third Quarter 2010

Year-to-Date Net Income Up 58% Over 2009

Dunkirk, NY – October 29, 2010 – Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market:  LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced net income of $778,000, or $0.13 per diluted share, for the third quarter of 2010, up 29% compared to net income of $602,000, or $0.10 per diluted share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $2.15 million, or $0.37 per diluted share, an increase of 58% compared to net income of $1.36 million, or $0.23 per diluted share, for the first nine months of 2009. Third quarter and nine month ended 2010 net income was positively affected by a $399,000 tax benefit resulting from a change to New York State tax law.

Performance Summary at and for the period ended September 30, 2010:

●	Net interest income increased 13.6% for the third quarter of 2010 compared to the prior year quarter;
●	Net interest income increased 18.5% year-to-date compared to 2009;
●	Net interest margin increased 6 basis points for the third quarter of 2010 compared to the third quarter 2009, and increased 28 basis points year-to-date compared to 2009;
●	The Company had $1.1 million of gains on the sale of investments for the quarter and nine months ended;
●	Nonperforming loans to total loans were 0.91% at quarter end;
●	Total deposits increased 14.3%, to $363.8 million, from December 31, 2009; and
●	The Company had provision for loan losses of $1.7 million for the quarter and $2.0 million for the nine months.

“Our 2010 results are solid with nine-month net income up 58%, reflecting net interest income growth of $1.6 million, and a $1.1 million net gain on the sale of investments,” said David C. Mancuso, President and Chief Executive Officer. “Our deposit generation remained strong as we added over $16 million in deposits during the quarter, an annualized growth rate of more than 18%.”

In July 2010, David Mancuso notified the Company’s Board of his intention to retire in January 2011, after 45 years of service to the Company in many capacities. Mr. Mancuso plans to retain his position on the Board, and will be eligible to stand for re-election in 2012. Recognizing the importance of an orderly management transition to a community bank, the Board elected Daniel P. Reininga as Mr. Mancuso’s successor on August 25, 2010.

Mr. Reininga, the current Executive Vice President and Chief Operating Officer of the Company, will assume the position of President and Chief Executive Officer on January 28, 2011. Appointed to his current position on January 1, 2010, he also serves as a director of the Company, a position he has held since 1994. Mr. Reininga also serves as Chairman of G. H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York. He is a graduate of the ABA Stonier National Graduate School of Banking, and has completed the American Banker’s Association course in advanced asset and liability management.

The Company had total assets of $476.1 million at September 30, 2010, an increase of 12.9% from December 31, 2009 due to a $22.2 million increase in cash and cash equivalents and a $28.9 million increase in securities available for sale funded primarily from deposit growth. Average interest earnings assets were $436.8 million for third quarter 2010, an increase of 11.3% compared to the third quarter 2009.

The Bank’s third quarter increase in net interest income of $400,000, compared to the same period in 2009, was driven by a decline in total interest expense, and was reflective of the Bank’s 67 basis point decline in the rate paid on interest bearing liabilities, compared to a 51 basis point decline on the yield on interest earning assets.

Net interest income was $10.2 million for the nine months ended September 30, 2010, an increase of $1.6 million, or 19%, compared to the same period in 2009.

Total interest expense for the nine months ended September 30, 2010, declined by $1.4 million, or 23%, compared to 2009, also reflecting a lower cost of funds. The rate paid on interest bearing liabilities was 1.75% for the nine months ended September 30, 2010, a decline of 72 basis points compared to the same period in 2009.

Third quarter 2010 net interest margin was 3.06%, a 6 basis point improvement compared to the same period in 2009, and a 21 basis point decline compared to the second quarter of 2010. Net interest margin for the nine month period ended September 30, 2010 was 3.24%, a 28 basis point improvement compared to the same period in 2009. The Bank’s interest rate spread for the third quarter and nine month period ended 2010 increased by 16 and 39 basis points, respectively, compared to the same periods in 2009. The Bank has a disciplined deposit pricing strategy as evidenced by a 5 basis point reduction in the cost of funds from second quarter 2010, coupled with a $16.3 million increase in deposits during the quarter.

The Bank’s third quarter provision for loan losses was $1.7 million, reflecting a charge-off related to a single commercial loan customer. The Bank’s ratio of nonperforming loans to total loans was 0.91% at September 30, 2010. This important asset quality metric remains significantly below industry averages for non-performing loans. At September 30, 2010, the Bank’s allowance for loan losses was 35.2% of non-performing loans, compared to 70.1% at June 30, 2010. For the nine months ended September 30, 2010, provision for loan losses was $2.0 million, compared to $255,000 for the prior year period. The year-to-date increase in provision for loan losses was primarily due to the charge-off of 3 commercial loans to a single  borrower.

Non-interest income was $1.6 million for third quarter 2010, and $2.8 million for the nine months ended September 30, 2010, with both periods reflecting a $1.1 million gain on the sale of investments. Non-interest income for the comparable periods of 2009 were $633,000 for the quarter and $1.8 million year-to-date.

Third quarter 2010 non-interest expense was $2.8 million, an increase of 4.8% compared to the prior year quarter, and a decrease of 3.6% compared to second quarter 2010. The increased non-interest expense for the third quarter of 2010 compared to the same period in 2009 was primarily driven by higher salary and benefit costs, and increased occupancy and equipment costs related to the branch expansion in Depew, New York. For the nine months ended September 30, 2010, non-interest expense was $8.7 million, an increase of 4.2% compared to the prior year period. The year-to-date increase in non-interest expense was driven primarily by higher salary and benefit costs, along with increased occupancy and equipment expense, and was partially offset by lower professional fees and FDIC insurance cost.

An income tax benefit of $365,000 was recorded during the third quarter of 2010, while income tax expense for the nine months ended September 30, 2010 was $89,000, with both periods reflecting a $399,000 benefit recognized as a result of a recent change in New York State bank franchise tax law. The change conforms the loan loss deduction allowed under New York State bank franchise tax law to that allowed for Federal income tax purposes.

Dividend Declared

The Company’s Board of Directors approved a $0.06 cash dividend on Lake Shore Bancorp common stock, payable on November 22, 2010 to shareholders of record as of November 8, 2010. The current annual yield on the cash dividend is 2.9%, based on the closing price of the Company’s stock of $8.15 per share on October 26, 2010. Lake Shore, MHC, which owns 59.9% of the Company’s outstanding common stock as of September 30, 2010 elected to waive its right to receive its share of this dividend.

Stock Repurchase

On February 24, 2010, the Board of Directors approved a new stock repurchase program authorizing the purchase of up to 122,642 shares of the Company’s outstanding common stock, representing 5% of the shares not held by the Company’s MHC.

During the third quarter of 2010, the Company repurchased 77,940 shares of common stock pursuant to the Board’s authorization. At September 30, 2010, there were 29,702 shares remaining under the existing stock repurchase authorization. The current repurchase program does not have an expiration date and supersedes all prior stock repurchase authorizations.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York, offering a broad array of retail and commercial lending and deposit services.  Lake Shore

Bancorp common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions.  Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast.  Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements.  The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	September 30, 2010	December 31, 2009
	(Unaudited)
	(Dollars In Thousands)

Total assets	$476,120	$425,656
Cash and cash equivalents	44,286	22,064
Securities available for sale	147,311	118,381
Loans receivable, net	256,837	259,174
Deposits	363,838	318,414
Short-term borrowings	2,350	6,850
Long-term debt	41,850	36,150
Equity	57,887	55,446

STATEMENTS OF INCOME

	Three Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(Dollars In Thousands, except for per share amounts)

Total Interest Income	$4,946	$4,943
Total Interest Expense	1,604	2,001

Net Interest Income	3,342	2,942

Provision for Loan Losses	1,725	95

Net interest income after provision for loan losses	1,617	2,847
Non-interest income	1,632	633
Non-interest expense	2,836	2,707

Income before income taxes	413	773
Income tax expense (benefit)	(365)	171

Net income	$778	$602

Basic and diluted earnings per common share*	$0.13	$0.10
Dividends declared per share	$0.06	$0.05

STATEMENTS OF INCOME

	Nine Months Ended
	September 30,
	2010	2009
	(Dollars In Thousands, except for per share amounts)
Total Interest Income	$14,892	$14,719
Total Interest Expense	4,740	6,153

Net Interest Income	10,152	8,566

Provision for Loan Losses	1,975	255

Net interest income after provision for loan losses	8,177	8,311
Non-interest income	2,759	1,778
Non-interest expense	8,699	8,350

Income before income taxes	2,237	1,739
Income tax expense	89	378

Net income	$2,148	$1,361

Basic and diluted earnings per common share*	$0.37	$0.23
Dividends declared per share	$0.18	$0.15

* The Company had no dilutive securities during the periods ended September 30, 2010 and 2009.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	September 30,
	2010	2009
	(Unaudited)

Return on average assets	0.67%	0.57%
Return on average equity	5.33%	4.40%
Average interest-earning assets to average interest-bearing liabilities	116.06%	116.28%
Interest rate spread	2.83%	2.67%
Net interest margin	3.06%	3.00%

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)

Return on average assets	0.64%	0.44%
Return on average equity	5.02%	3.33%
Average interest-earning assets to average interest-bearing liabilities	115.58%	116.11%
Interest rate spread	3.01%	2.62%
Net interest margin	3.24%	2.96%

	September 30,	December 31,
	2010	2009
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.91%	0.65%
Non-performing assets as a percent of total assets	0.57%	0.47%
Allowance for loan losses as a percent of total net loans	0.32%	0.60%
Allowance for loan losses as a percent of non-performing loans	35.18%	93.26%